Exhibit 99.1

Mirati Therapeutics Reports First Quarter 2014 Financial Results and Provides Business Update

SAN DIEGO — May 15, 2014 — Mirati Therapeutics, Inc. (“Mirati”) (NASDAQ: MRTX) today reported financial results for the first quarter ended March 31, 2014 and provided an update on drug development programs.

“We are making progress in each of our development programs and we’re on track to produce proof of concept data in multiple clinical trials this year,” said Charles M. Baum, M.D., Ph.D., president and CEO of Mirati. “MGCD265 is targeting genetic alterations of the Met and Axl pathways that we believe are drivers of disease, and if our hypothesis is correct, we may see clear and potent signals of activity by the end of the year.”

Dr. Baum added, “We have also expanded our mocetinostat development plans to include Phase 2 trials targeting mutations in genes that regulate histone acetylation  in patients with lymphoma and selected solid tumors. We believe that focusing on patient populations enriched for these driver mutations presents opportunities for breakthrough therapies and accelerated approval paths, and reflects our precision oncology approach.”

First Quarter 2014 Business Update

MGCD265

•                  Currently enrolling a Phase 1 safety and dose escalation study of an optimized formulation of MGCD265 with no dose limiting events observed to date

•                  On track to initiate open label expansion cohorts and report initial proof of concept data in the fourth quarter of 2014 in patients with non-small cell lung cancer and head and neck cancer who have genetic alterations in Met and Axl

MGCD516

•                  IND-enabling studies have demonstrated potential in select patient populations based on RET, Trk and DDR mutations which are reported oncogenic drivers in NSCLC and other cancer types

•                  On track to start Phase 1 mid-year with a goal of identifying a Phase 2 dose by the end of 2014

Mocetinostat

•                  Expanded development plans with potential for accelerated approval pathways in diffuse large B-cell lymphomas (DLBCL) and selected solid tumors

•                  Identified novel single agent opportunities in patients with genetic defects in histone acetylation

•                  Two Phase 2 trials in select DLBCL and solid tumor patients starting in mid-2014

•                  Phase 2 dose confirmation study in myelodysplastic syndrome ongoing

•                  Feedback from the FDA meetings supports moving forward with our planned Phase 3 endpoints and adaptive trial design

•                  Data from all three mocetinostat Phase 2 trials (MDS, DLBCL, and  solid tumors) expected by the end of 2014

First Quarter 2014 Financial Results

Cash, cash equivalents, and short-term investments were $53.4 million as of March 31, 2014, compared to $62.1 million as of December 31, 2013.

Research and development expenditures for the first quarter of 2014 were $5.2 million, compared to $5.5 million for the same period in 2013. The Company’s research and development expenses during the quarter primarily consisted of costs to advance the clinical development of its three oncology programs, MGCD265, MGCD516 and mocetinostat. General and administrative expenses for the first quarter of 2014 were $2.4 million, compared to $2.5 million for the same period in 2013.

Other expense, net for the first quarter of 2014 was $5.7 million compared to other income, net of $3.8 million for the same period in 2013. The increase in other expense primarily reflects expense arising from the change in fair value of our warrant liability.

Net loss and comprehensive loss for the first quarter was $13.7 million, or $1.01 per share (basic and diluted), compared to net loss and comprehensive loss of $4.2 million, or basic loss per share of $0.42 and diluted loss per share of $0.68, for the same period in 2013.

About Mirati Therapeutics

Mirati Therapeutics is a targeted oncology company developing an advanced pipeline of breakthrough medicines for precisely defined patient populations. Mirati’s approach combines the three most important factors in oncology drug development - drug candidates with complementary and compelling targets, creative and agile clinical development, and a highly accomplished precision medicine leadership team. The Mirati team is using a proven blueprint for developing targeted oncology medicines to advance and maximize the value of its pipeline of drug candidates, including MGCD265 and MGCD516, which are orally bioavailable, multi-targeted kinase inhibitors with distinct target profiles, and mocetinostat, an orally bio-available, spectrum-selective histone deacetylase inhibitor. More information is available at www.mirati.com.

Forward Looking Statements

Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, may constitute forward-looking information and forward-looking statements (collectively “forward-looking statements” within the meaning of applicable securities laws). Such statements, based as they are on the current expectations of management of Mirati and upon what management believes to be reasonable assumptions based on information currently available to it, inherently involve numerous risks and uncertainties, known and unknown, many of which are beyond Mirati’s control. Such statements can usually be identified by the use of words such as “may”, “would”, “believe”, “intend”, “plan”, “anticipate”, “estimate” and other similar terminology, or state that certain actions, events or results “may” or “would” be taken, occur or be achieved. Forward-looking statements in this release include, but are not limited to, statements regarding the timing of initiating and reporting data from clinical trials, the potential for MGCD265 to show signals of activity in Met and Axl pathways and the potential for accelerated approval pathways.

Whether actual results and developments will conform with our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict. These risks include those inherent in drug development, whether Mirati will be able to obtain financing when needed or on favorable terms, and other risks described in Mirati’s filings with the Securities and Exchange Commission. In evaluating any forward-looking statements in this release, Mirati cautions readers not to place undue reliance on any forward-looking statements. Unless otherwise required by applicable securities laws, Mirati does not intend, nor does it undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise.

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Company Contact:

Mirati Therapeutics Inc.

Mark J. Gergen

Executive Vice President & COO

858-332-3410

Investor Relations and Media Relations:

Carolyn Hawley

Canale Communications

619-849-5375

Carolyn@canalecomm.com

Mirati Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets
Cash, cash equivalents and short-term investments	$53,375	$62,070
Other current assets	2,662	2,145
Total current assets	56,037	64,215

Other assets	—	—
Property and equipment, net	275	322
Total assets	$56,312	$64,537

Liabilities and Stockholders Equity
Current liabilities
Accounts payable and accrued liabilities	3,983	5,245
Warrant liability	38,736	33,407
Total liabilities	42,719	38,652

Stockholders equity	13,593	25,885

Total liabilities and stockholders equity	$56,312	$64,537

Mirati Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share data, unaudited)

	Three months ended
	March 31,
	2014	2013
Expenses

Research and development	$5,207	$5,475

General and administrative	2,415	2,524

Restructuring costs	334	—

Total operating expenses	7,956	7,999

Loss from operations	(7,956)	(7,999)

Other income (expense), net	(5,700)	3,801

Loss before income taxes	(13,656)	(4,198)

Income tax expense	—	(19)

Net loss	$(13,656)	$(4,217)

Unrealized gain on available-for-sale investments	10	—

Comprehensive loss	(13,646)	(4,217)

Basic net loss per share	$(1.01)	$(0.42)
Diluted net loss per share-restated for the three months ended March 31, 2013(1)	$(1.01)	$(0.68)
Weighted average number of shares used in computing basic net loss per share	13,457	9,958
Weighted average number of shares used in computing diluted net loss per share-restated for the three months ended March 31, 2013(1)	13,457	10,078

(1) The Company has determined that a restatement is required to the previously reported diluted loss per share for the quarterly period ended March 31, 2013. The correction has no impact on the Company’s consolidated balance sheets, net loss or comprehensive loss, basic loss per share or the consolidated statement of cash flows as previously reported for the quarterly period ended March 31, 2014.  Furthermore, the correction does not impact any other previously reported periods.

In 2011 and 2012, the Company issued common stock warrants in connection with equity financings. These warrants were initially classified within stockholders’ equity.  However, on January 1, 2013, the Company changed its functional currency to the US dollar which changed how the Company accounts for these warrants which have exercise prices denominated in Canadian dollars. Upon the change in functional currency, the Company classified these warrants as a current liability. The change in fair value of the warrants for each period is reflected as other income or expense in the Company’s condensed consolidated statements of operations and comprehensive loss.

The calculation of diluted loss per share requires that, to the extent the average market price of the underlying shares for the reporting period exceeds the exercise price of the warrants and the presumed exercise of such securities are dilutive to loss per share for the period, an adjustment to net loss used in the calculation is required to remove the change in fair value of the warrants from the numerator for the period. Likewise, an adjustment to the denominator is required to reflect the related dilutive shares, if any, under the treasury stock method. The Company failed to make such adjustments to the diluted loss per share calculations for the quarterly period ended March 31, 2013.